EXHIBIT 99.1

AIRBORNE WIRELESS NETWORK RELEASES PROOF OF CONCEPT SUMMARY REPORT

Testing demonstrated the feasibility of a broadband Air to Air System

SIMI VALLEY, Calif., August 3, 2017 /CNW/ -- Airborne Wireless Network (OTC QB: ABWN) is pleased to release the summary report of its proof of concept flight tests conducted on May 31st, 2017 in New Mexico utilizing two Boeing 767s and a temporary mobile mast system, emulating a ground station.

The Airborne Radio Link Testing Report confirms that an Air-to-Air Network is feasible. Furthermore, the test system provided insight that will shape the development of our broadband commercial Air to Air system. Our next stage will be to improve the hardware and software in order to begin implementing a strategy that will significantly increase data transfer speeds.

ABWN’s Vice President of Business Development and Aviation Compliance, Jason de Mos, stated: “The purpose of this test was to determine the feasibility of an air-to-air and air-to-ground network. With the feasibility now confirmed, we are moving forward in development”.

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage connectivity. The Company does not intend to provide retail customer coverage to end users, but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground based fiber and satellites. The Company believes that the Company's airborne digital highway may be a solution to fill the world's connectivity void. Once the network is developed and fully implemented, its uses may be limitless. The Company's network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact:

info@airbornewirelessnetwork.com

805-583-4302